Audited Financial Statements

                         Perstorp Surface Materials AB

                     Corporate identity number 556247-6316


                      For the year ended December 31, 1999
                      with Report of Independent Auditors

                         Perstorp Surface Materials AB

                          Audited Financial Statements

                      For the year ended December 31, 1999



                                    Contents


Report of Independent Auditors.................................................1

Audited Financial Statements

Balance Sheet..................................................................3
Statements of Revenues over Direct Expenses....................................4
Notes to Financial Statements..................................................5

                         Report of Independent Auditors


The Board of Directors
Perstorp Nederland B.V.

We have audited the accompanying consolidated Balance Sheet as of December 31, 1999 and the related Statement of Revenues over Direct Expenses for the year ended December 31, 1999 of Perstorp Surface Materials AB as described in Note 1 to the financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Sweden and in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, these consolidated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in filings pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 of Formica Corporation, and are not intended to be a complete presentation of Perstorp Surface Materials' assets and liabilities at December 31, 1999 and its statements of operations for the year ended December 31, 1999. Perstorp Surface Materials operated in principle as a division within Perstorp Group prior to November 1, 1999 (the "Division"). This Division was subject to various corporate and other allocations from Perstorp AB. Perstorp AB did not prepare financial statements which were intended to report a complete presentation of financial position, results of operations or cash flows of the Division in accordance with accounting principles generally accepted in Sweden. Accordingly, the accompanying financial statements present the assets acquired and liabilities assumed and revenues over direct expenses of the Perstorp Surface Materials Division as discussed in Note 1.

In our opinion, the consolidated financial statements referred to above present fairly for the purpose stated above, in all material respects, the financial position of Perstorp Surface Materials AB at December 31, 1999 and the revenues over direct expenses for the year ended December 31, 1999 in conformity with accounting principles generally accepted in Sweden.

Accounting principles generally accepted in Sweden vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected revenues over direct expenses for the year ended December 31, 1999, and the financial position at December 31, 1999 to the extent summarized in Note 17 to the financial statements.


ERNST & YOUNG AB


Helsingborg, Sweden
May 31, 2000

                         Perstorp Surface Materials AB

                                 Balance Sheet

                               December 31, 1999
                                    (SEK m)

Assets
   Fixed assets
   Intangible fixed assets                                            18.9
   Tangible fixed assets                                             550.9
   Long-term financial assets                                          1.7
   Other long-term receivables                                        25.1
                                                                  --------
                                                                     596.6
   Current assets
   Inventories                                                       416.0
   Accounts receivables                                              453.2
   Prepaid costs and other current assets                             59.5
                                                                  --------
                                                                     928.7

   Cash and bank balances                                             57.5
                                                                  --------
Total assets                                                       1,582.8
                                                                  ========
Equity and liabilities
   Equity                                                            562.3
   Minority interest                                                   4.1

   Long-term liabilities
   Provision for pensions                                             16.2
   Other provisions                                                    7.8
   Other long-term liabilities                                        20.5
                                                                  --------
                                                                      44.5
   Current liabilities
   Accounts payable                                                  178.7
   Tax liabilities                                                    18.6
   Current financial liabilities to Perstorp Group                   621.9
   Other current financial liabilities                                36.1
   Accrued costs and other current liabilities                       116.6
                                                                  --------
                                                                     971.9
                                                                  --------
Total equity and liabilities                                       1,582.8
                                                                  ========
See accompanying notes.

                         Perstorp Surface Materials AB

                   Statement of Revenues over Direct Expenses

                      For the year ended December 31, 1999
                                    (SEK m)



Net sales                                                          2,003.0

Product costs                                                     (1,523.1)
Sales and marketing costs                                           (175.2)
General and administrative costs                                    (120.7)
                                                                  --------
                                                                  (1,819.0)
                                                                  --------
Earnings before interest, taxes, depreciation and
  amortization                                                       184.0
Depreciation and amortization                                        (77.9)
                                                                  --------
Earnings before interest and taxes                                   106.1
                                                                  ========

See accompanying notes.

                         Perstorp Surface Materials AB

                         Notes to Financial Statements

                               December 31, 1999

1.  Organization and Accounting Principles

Basis of Presentation

Perstorp Surface Materials AB is a wholly-owned subsidiary of Perstorp Nederland B.V., whose registered office is located in Oud-Beijerland, Netherlands. Perstorp Nederland B.V. is owned by Perstorp AB (corporate identity number 556024-6513), whose registered office is located in Perstorp municipality, Sweden.

Perstorp Surface Materials Group was formed through a reorganization of the corporate structure of Perstorp Group to more closely align with its operating structure. Prior to this reorganization, Perstorp Group was legally structured and provided its financial reporting on a geographical basis.

A strategic decision was made to streamline the Perstorp Group organization. The streamlining process included reorganizing Perstorp Group on a product line basis. On November 1, 1999, Perstorp Surface Materials Group was formed and separate financial reporting was begun. Prior to its formation, Perstorp Surface Materials operated as a division within Perstorp Group. As a result of these changes, at December 31,1999, a consolidated balance sheet is presented for the legal entity Perstorp Surface Materials AB.

These accompanying consolidated financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in filings pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 of Formica Corporation and are not intended to be a complete presentation of Perstorp Surface Materials' financial statements in accordance with generally accepted accounting principles in Sweden or in the United States. Significant expenses, including corporate charges for information technology, corporate management, engineering and other costs, are incurred on a company wide basis which benefit multiple Perstorp AB divisions and any allocation of such expenses would be arbitrary and potentially could be misleading. Perstorp Surface Materials AB has not prepared consolidated financial statements which are intended to report a complete presentation of financial position, results of operations or cash flows in accordance with

                         Perstorp Surface Materials AB

1.  Organization and Accounting Principles (continued)

Basis of Presentation (continued)

generally accepted accounting principles. Specifically, these financial statements exclude interest expense, income tax expense and company wide expense allocations from their presentation. Accordingly, the accompanying statement of revenues over direct expenses for the year ended December 31, 1999 do not purport to present the financial positions or full operations of Perstorp Surface Materials Group that would have resulted if it had operated as an independent company during the period presented.

Consolidated Accounts

The accompanying consolidated financial statements include Perstorp Surface Materials AB (the "Parent Company") and those companies included in the sale of the Division to Formica in which the Parent Company directly or indirectly held shares at December 31, 1999 corresponding to more than 50% of the voting rights for all shares (collectively, the "Company" or the "Group"). Subsidiaries legally owned by Perstorp Surface Materials AB as at December 31, 1999, but not included in the sale to Formica, are not included in these financial statements. Significant intercompany accounts and transactions have been eliminated.

Consolidation is based on the purchase accounting method. Since all shares in subsidiaries have been acquired from other companies within Perstorp AB during 1999, the related goodwill resulting from these acquisitions has been eliminated directly against equity as of December 31, 1999.

The Company applies the current method in translating the financial accounts of foreign subsidiaries into Swedish kronor. Accordingly, the statements of revenues over direct expenses are translated using the average exchange rates during the fiscal year, while the balance sheet and the statement of assets acquired and liabilities assumed are translated using fiscal year-end rates. The changes that arise in the Company's shareholder's equity due to differences in year-end rates between the various years are included in equity at December 31, 1999.

                         Perstorp Surface Materials AB

1.  Organization and Accounting Principles (continued)

Depreciation

Cost depreciation is based on the acquisition value of assets and on their estimated economic life. The following table shows the depreciation and amortization periods for the various types of fixed assets:

Buildings                                                            20-50 years
Land improvements                                                    10-35 years
Machinery and equipment                                              10-20 years
Capitalized R&D, patents, licences and
  similar rights                                                       3-7 years
Goodwill                                                              5-10 years
Computers, moulds and vehicles                                maximum of 5 years

Land and construction in progress are not depreciated.

Receivables

Receivables are valued to the amounts where all have been individually assessed and full payment is expected.

Receivables and liabilities in foreign currencies

Receivables and liabilities in foreign currencies have been translated at the fiscal year-end exchange-rate. In cases where the value of accounts receivable and accounts payable has been hedged through forward contracts, the forward rate is used when valuing the underlying liability or receivable.

Inventories

Inventories are valued at the lower of acquisition value and actual value. The acquisition value is calculated in accordance with the "first in, first out" principle.

                         Perstorp Surface Materials AB

1.  Organization and its Accounting Principles (continued)

Pensions

The amount reported as a liability consists of the capital value at fiscal year-end of the pension commitments that are not secured through pension insurance policies or allocations to independent pension foundations. The annual change in the capital value of the pensions commitments is charged against earnings for the year.

Deferred Tax

The deferred tax, relating to temporary differences between the book and the taxable value of assets and liabilities, is reported in the accounts, as is the deferred tax receivable attributable, in certain cases, to unutilized tax-loss carryforwards. However, the latter only occurs if it is probable that the carryforward will be utilized.

Revenue Recognition

Substantially all revenues are recognized when finished products are shipped to unaffiliated customers or services have been rendered, with appropriate provision for uncollectible amounts.

Use of Estimates

The preparation of the Company's financial statements requires management to make estimates and assumptions. Such judgment affects the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates.

                         Perstorp Surface Materials AB

2.  Net Sales

Net sales by geographic markets are as follows:

                                                                 For the year
                                                                    ended
                                                                 December 31,
(SEK m)                                                             1999
                                                                 ------------

The Nordic countries                                                 460.5
Europe, excluding the Nordic countries                               974.7
North America                                                         50.9
Other                                                                516.9
                                                                  --------
Total                                                              2,003.0
                                                                  ========

Of total purchases and net sales, the following were to other companies within the Perstorp Group:

                                        Purchases            Net Sales
                                        ------------------------------

For the year ended December 31, 1999        6%                   5%

                         Perstorp Surface Materials AB

3.  Depreciation of Tangible and Intangible Fixed Assets

Depreciation according to plan by type of asset:

                                                             For the year ended
                                                             December 31, 1999
                                                             ------------------
(SEK m)

Buildings and land improvement                                         6.6
Machinery and equipment                                               67.6
Goodwill                                                               0.0
Capitalized R&D, patents, licenses and similar rights                  3.7
                                                                    ------
Total                                                                 77.9
                                                                    ======


                                                             For the year ended
                                                             December 31, 1999
                                                             ------------------
(SEK m)

Depreciation according to plan by function:
Production                                                             61.1
Sales and marketing                                                     6.4
Administration                                                         10.4
                                                                    -------
Total                                                                  77.9
                                                                    =======

Depreciation is based on the acquisition value of assets and on their estimated economic lifetime as stipulated in Note 1 of the accounting principles.

                         Perstorp Surface Materials AB

4.  Items Affecting Comparability


                                                              For the year ended
                                                              December 31, 1999
                                                              ------------------
(SEK m)

Restructuring costs                                                    (2.4)
Capital gains in connection with restructuring                         15.5
                                                                       ----
Total                                                                  13.1
                                                                       ====


5.  Leasing

Leasing fees were charged against operating earnings in the amount of SEK m
35.5 for the year ended December 31. In accordance with leasing agreements entered into at December 31, 1999, the remaining leasing fees (including rent of property) amount to SEK m 236.5.

At December 31, 1999, future commitments on operating leases, excluding commitments on the German facility acquired by the Company on March 24, 2000, are as follows (SEK m):


         2000                                 32.2
         2001                                 21.1
         2002                                 19.6
         2003                                 18.1
         2004                                 13.8
         Thereafter                          131.7
                                             -----
         Total                               236.5
                                             =====

                         Perstorp Surface Materials AB

6.  Intangible Fixed Assets

                                                                   December 31,
                                                                       1999
(SEK m)                                                            ------------

Capitalized expenses for research and development                        3.8
Patents, licenses and similar rights                                     8.5
Goodwill                                                                 6.6
                                                                       -----
Total                                                                   18.9
                                                                       =====


7. Tangible Fixed Assets

                                                                   December 31,
                                                                       1999
(SEK m)                                                            ------------

Buildings, land and land improvements                                  130.0
Plant and machinery                                                    258.5
Equipment and tools                                                     84.4
Construction in progress and advance payments for tangible assets       78.0
                                                                       -----
Total                                                                  550.9
                                                                       =====


8. Financial fixed assets and long-term receivables

                                                                   December 31,
                                                                       1999
(SEK m)                                                            ------------

Deferred tax receivables                                                25.1
Other                                                                    1.7
                                                                       -----
Total                                                                   26.8
                                                                       =====

                         Perstorp Surface Materials AB

9. Shares in Group Companies

                                                 Holding
                                                   and
                                                  Voting       Number of      Registration          Registration
                                                    %            Shares           Number                Office
                                                 ----------- -------------- ----------------- --------------------------
                                                                                              Oud-Beijerland,
Perstorp Surface Materials Holding BV               100           12,500        23092338      Netherlands

   Perstorp Surface Materials
       (Sweden) AB                                  100           51,000        556569-9674   Perstorp, Sweden
   Perstorp Surface Materials                                                                 Hoje Tastrup,
       (Denmark) A/S                                100            8,120        67.043        Denmark
   Perstorp Surface Materials
       (Norway) A/S                                 100              100        980 904 857   Asker, Norway
   Perstorp IKI OY                                  100           10,000                      Kolho, Finland
       Perstorp Analytical OY                       100              900                      Helsingfors, Finland
   Perstorp Surface Materials
       (Poland) SpZoo                               100              200        57795         Warszawa, Polen
   Perstorp Surface Materials (UK) Ltd              100       18,000,000        1322923       Aycliffe, Great Britain
   Perstorp Surface Materials                                                                 Herzebrock-Clarholz,
       Gmbh                                         100                         HRB2146       Germany
   Perstorp Surface Materials
       (Switzerland) AG                             100              100        17030116371   Cham, Switzerland
   Perstorp Surface Materials
       (Benelux) BV                                 100              200        23092735      Oud-Beijerland, NL
   Perstorp Surface Materials
       (France) SAS                                 100           50,000        702026030     Bezons, France
   Perstorp Railite S A                             100           70,047                      Valencia, Spain
   Perstorp Surface Materials Inc                   100            4,000                      Delaware, USA
                                                                                59664391-
   Perstorp do Brasil Lta                           100       21,096,682        0001/91       Sao Paulo, Brazil
   Finecrest do Brasil Ltd                          100                         35200926933   Rio Claro, Brazil
   Siam Perstorp Co Ltd                              95        1,891,921                      Bangkok, Thailand
       Perstorp (Thailand) Co Ltd                   100           30,000                      Bangkok, Thailand
   Beijing Perstorp Laminate
     Products Co Ltd                                100                                       Beijing, China

                                                                                                                13

                         Perstorp Surface Materials AB

10. Inventories

                                                                    December 31,
                                                                        1999
(SEK m)                                                             ------------

Materials                                                               189.7
Work in progress                                                         39.6
Finished and semi-finished goods                                        186.7
                                                                        -----
Total                                                                   416.0
                                                                        =====


11. Prepaid Costs and Other Current Assets

                                                                    December 31,
                                                                       1999
(SEK m)                                                             ------------

Prepaid rents                                                             4.6
Prepaid insurance premiums                                                6.9
Receivables from suppliers                                                3.1
Other prepaid costs and accrued income                                   15.9
Tax claim                                                                 1.3
Other current assets                                                     27.7
                                                                        -----
Total                                                                    59.5
                                                                        =====

12. Shareholder's Equity

                                                                   December 31,
                                                                        1999
(SEK m)                                                             ------------

Restricted Shareholder's Equity
Share capital                                                            22.9
Restricted reserves                                                     267.2
                                                                        -----
                                                                        290.1
Unrestricted Shareholder's Equity
Unrestricted reserves                                                   272.2
                                                                        -----
                                                                        272.2
                                                                        -----
Total                                                                   562.3
                                                                        =====

                         Perstorp Surface Materials AB

12. Shareholder's Equity (continued)

The registered share capital of Perstorp Surface Materials AB amounts to SEK m
22.9 and includes 228,980 shares with a par value of SEK 100.

Included in the restricted equity of Perstorp Surface Materials AB as of December 31, 1999 is a share premium reserve of SEK m 179.2, related to a new capital issue of SEK m 22.8 during 1999.

13. Accrued Costs and Other Current Liabilities

                                                                    December 31,
                                                                        1999
(SEK m)                                                             ------------

Accrued vacation pay                                                     26.0
Accrued social security costs                                             5.3
Claims                                                                    2.9
Accrued commissions                                                       1.8
Other accrued costs                                                      46.9
Other current liabilities                                                33.7
                                                                        -----
Total                                                                   116.6
                                                                        =====

14. Contingent Liabilities and Assets Pledged

Contingent liabilities at December 31, 1999 consist of discounted bills/notes of SEK m 3.1.

There are no assets pledged as of December 31, 1999.

The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of those actions, in the opinion of management, it is unlikely that the outcome of such litigation and other proceedings will have a material adverse effect on the results of the Company's operations or its financial positions.

                         Perstorp Surface Materials AB

15. Research and Development Costs

For the year ended December 31, 1999, costs for research and development amounted to SEK m 19.8, of which SEK m 3.8 has been capitalized (see Note 6).


16. Personnel

Average number of employees

                                                    Year ended December 31, 1999
                                                    ----------------------------
                                                    Number of           Of whom,
                                                    employees            men %
                                                    ---------------------------
Parent Company
Sweden                                                    0                 0

Subsidiaries
Sweden                                                   94                56
Denmark                                                  15                47
Finland                                                 199                49
Norway                                                    6                83
Germany                                                 177                85
France                                                   21                86
Switzerland                                               4                50
Spain                                                   195                90
Belgium                                                   1               100
Netherlands                                              15                47
Great Britain                                           424                84
Polen                                                     8                50
Brazil                                                  471                83
Thailand                                                162                71
China                                                    21                76
USA                                                       3                67
                                                    -------
Total                                                 1,816                77
                                                    =======

                         Perstorp Surface Materials AB

16. Personnel (continued)

Wages, Salaries, Other Remuneration and Social Security Costs

                            Wages, salaries and   Social security costs (of
                            other remunerations     which pension costs)
                            -----------------------------------------------

Parent Company                      0.0                       0.0
                                                             (0.0)
Subsidiaries                      298.3                      79.4
                                                            (19.9)
                            -----------------------------------------------
Total                             298.3                      79.4
                                                            (19.9)*

* The Board of Directors and President accounts for SEK m 0.1 of the Subsidiaries pension costs.

The Company has an agreement with the President that, assuming the President remains in service at the age of 57, the Company and the employee are mutually obliged to serve one year's termination notice, whereby up to the age of 65, the President concerned is entitled to receive accrued pension rights corresponding to a maximum of 54% of the remuneration payable at the date when employment is terminated. This compensation is not subject to any form of deduction.

In the event that the Company terminates the President's employment before the age of 57, a portion of this commitment is deemed to have been earned in proportion to the period of service as President. The period of notice from the Company side is 24 months.

                         Perstorp Surface Materials AB

16. Personnel (continued)

Distribution Of Wages, Salaries and Other Remuneration by Country and Among Board Members Etc. and Employees

                                            Board of Directors
                                              and President      Other Employees
                                            ------------------------------------
Parent Company:
Sweden                                               0.0                 0.0
                                            ------------------------------------
Total parent company                                 0.0                 0.0

Subsidiaries in Sweden                               0.8                 9.1

Subsidiaries in foreign countries:
Denmark                                              0.5                 1.0
Norway                                               0.2                 0.6
Finland                                              0.9                46.0
Polen                                                0.0                 0.8
Great Britain                                        2.9               111.0
Germany                                              0.3                15.8
Switzerland                                          0.5                 0.6
Netherlands                                          0.0                 2.2
Belgium                                              0.0                 0.2
France                                               0.0                 2.5
Spain                                                1.6                52.8
USA                                                  0.0                 1.3
Brazil                                               1.9                30.6
Thailand                                             1.1                12.4
China                                                0.0                 0.7
                                            ------------------------------------
Total subsidiaries in foreign countries              9.9               278.5
                                            ------------------------------------
Total                                               10.7               287.6
                                            ====================================

                         Perstorp Surface Materials AB

17. Reconciliation of Earnings before Interest and Taxes and Equity in Accordance with Swedish Accounting Principles to U.S. GAAP

A summary of the Company's approximate earnings before interest and taxes and equity determined in accordance with U.S. GAAP, is presented in the accompanying tables.

Application of U.S. GAAP would have the following approximate effect on consolidated earnings before interest and taxes for the period presented (SEK m):

                                                                        Year
                                                                        ended
                                                                    December 31,
                                                                        1999
--------------------------------------------------------------------------------

Earnings before interest and taxes for the year in accordance
     with Swedish accounting principles                                 106.1
Items increasing (decreasing) reported earnings
     before interest and taxes
     Capitalized research and development costs (A)                      (3.8)
     Capitalized start-up costs (B)                                      (6.1)
     Pensions (C)                                                         6.8
                                                                        -----
Net decrease in earnings before interest and taxes for the year          (3.1)
                                                                        -----
Approximate earnings before interest and taxes in accordance
     with U.S. GAAP                                                     103.0
                                                                        =====

                         Perstorp Surface Materials AB

17. Reconciliation of Earnings before Interest and Taxes and Equity in Accordance with Swedish Accounting Principles to U.S. GAAP (continued)

Application of U.S. GAAP would have the following approximate effect on consolidated equity (SEK m):

                                                                    December 31,
                                                                        1999
--------------------------------------------------------------------------------

Shareholder's equity for 1999 in accordance with Swedish accounting
   principles                                                             562.3
Items increasing (decreasing) reported shareholder's
   equity for 1999
   Capitalized research and development costs (A)                          (3.8)
   Capitalized start-up costs (B)                                          (6.1)
   Pensions (C)                                                            57.9
   Revaluation of tangible fixed assets (D)                               (15.0)
   Deferred tax adjustments (E)                                           (17.4)
   Tax effect of above U.S. GAAP adjustments                              (16.5)
                                                                        --------
Net decrease in shareholder's equity for 1999                              (0.9)
                                                                        -------

Approximate shareholder's equity for 1999 in accordance with U.S. GAAP    561.4
                                                                         ======


(A) Capitalized research and development - Swedish accounting principles permit the capitalization of certain research and development costs. These costs are amortized systematically over the expected life of the product or process beginning when it is available for sale or use. For U.S. GAAP purposes, research and development costs should be expensed as incurred.

(B) Capitalized start-up costs - Swedish accounting principles permit the capitalization of certain start-up costs. For U.S. GAAP purposes, Statement of Position 98-5, Reporting the Costs of Start-Up Activities, requires that costs related to start-up activities be expensed as incurred.

(C) Pensions - A portion of the Company's pension commitments are defined contributions plans; that is they are met through regular payments to independent authorities or organs that administer pension plans. There is no difference between US and Swedish accounting principles in accounting for these pension plans.

                         Perstorp Surface Materials AB

17. Reconciliation of Earnings before Interest and Taxes and Equity in Accordance with Swedish Accounting Principles to U.S. GAAP (continued)

(C) Pensions (continued) - Other pension commitments are defined benefit plans; that is, the employee is entitled to receive a certain level of pension, usually related to the employee's final salary. In these cases, the annual pension cost is calculated based on the current value of future pension payments. In the Company's consolidated accounts, provisions for pensions and pensions costs for the year in the individual companies are calculated based on local rules and directives. In accordance with U.S. GAAP, provisions for pensions and pension costs for the year should always be calculated as specified in SFAS 87, Employers Accounting for Pensions. The difference lies primarily in the choice of discount rates and the circumstance that US calculations of capital-valuation, in contrast to the Swedish, are based on salaries calculated at time of retirement.

At December 31, 1999, prepaid pension assets amounted to SEK m 57.9, for U.S. GAAP purposes. These amounts are not included in the Company's balance sheet at December 31, 1999.

(D) Revaluation of tangible fixed assets - Swedish accounting principles permit, under certain conditions, tangible assets to be revalued. The Company has prior to the financial year ended December 31, 1999, revalued certain land. For U.S. GAAP purposes revaluation of assets is not permitted.

(E) Deferred tax adjustments - Deferred tax is calculated, as necessary, on all U.S. GAAP adjustments to income. For U.S. GAAP purposes, a valuation allowance of SEK m 17.4 at December 31, 1999, was established as certain deferred tax assets may not be expected to be realized within the near future. Additionally, SEK m 3.8 was recorded for other temporary differences.

                         Perstorp Surface Materials AB

17. Reconciliation of Earnings before Interest and Taxes and Equity in Accordance with Swedish Accounting Principles to U.S. GAAP (continued)

Additionally, for U.S. GAAP purposes, deferred tax assets and liabilities should be classified as current or noncurrent based on the classification of the related asset or liability for financial reporting or if not related to an asset or liability, according to the expected reversal date of the temporary difference. Accordingly, amounts recorded as other long-term receivables and other provisions (adjusted for U.S. GAAP valuation allowance) on the December 31, 1999 balance should be reclassified as current or noncurrent for U.S. GAAP purposes are as follows:


                                                                         (SEK m)

Deferred tax assets, current                                               4.8
Deferred tax assets, noncurrent                                           12.6
Deferred tax liabilities, current                                         (3.9)
Deferred tax liabilities, noncurrent                                     (30.1)


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